Filed Pursuant To Rule 433
Registration No. 333-167132
March 18, 2011
SPDR® Gold Shares

What are SPDR® Gold Shares? Launched in November 2004, SPDR® Gold Shares (ticker: GLD) was the first US listed commodity ETF SPDR® Gold Shares was the first US listed gold ETF physically backed by gold and one of the fastest growing ETFs in history, reaching more than $1 billion in assets in its first three trading days SPDR Gold Shares (GLD) features a strong combination of partners: – GLD is sponsored by The World Gold Trust Services LLC — a subsidiary of the World Gold Council – State Street Global Advisors helped launch the ETF industry in 1993. State Street Global Markets is the marketing agent for the SPDR Gold Trust – The Bank of New York Mellon is the trustee – HSBC Bank USA serves as custodian

What are SPDR® Gold Shares? Each share represents a fractional, undivided interest in a trust, the primary asset of which is allocated (or secured) gold – Designed to track the price of gold, net of Trust expenses The Trust’s assets consist primarily of allocated London Good Delivery 400oz bars Custody provided by HSBC Bank USA – The global parent of HSBC Bank USA is HSBC Holdings plc, one of the largest banking and financial services organizations in the world

SPDR® Gold Shares — The Leader in Gold ETFs A Leader in Assets – GLD is the second largest ETF in the world, with over $58 billion in assets* as of 12/31/2010 – GLD has had net flows of $5.8 billion in 2010 A Leader in Liquidity*** – GLD is the most liquid gold ETF in terms of trading volume, trading $1.9 billion in average daily dollar volume** * Source: www.spdrgoldshares.com as of 12/31/2010 ** Average dollar volume for the month of December 2010. Source: Arcavision *** Although shares of GLD have historically been readily tradable on securities exchanges, there can be no assurance that an active trading market will be maintained. p. 4

GLD Stats GLD is the clear leader in assets and trading volume SPDR® Gold Shares (GLD) Benchmark London PM Spot Price of Gold Inception Date 11/18/2004 Assets in Trust ($ Billions) $58.5 As of 12/31/2010 Average Daily Trading 13,977,786 Volume* Average Daily Dollar Volume* $1,899,600,865 Expenses 0.40% *Source: Bloomberg and Arcavision as of 12/31/2010. Daily volume averages p. 5 are for month of December 2010.

Price per share $ $ $ $ $ $ $ $ Dec $20 40 60 80 100 120 140 160 - 04 0 Apr-05 Aug- GLD Tracking [0]5 Dec- 05 Apr-06 Aug Source: Bloomberg as of 2/28/2011. -06 Dec — 06 Apr-07 Aug-07 Dec- 07 Apr -08 Aug- 08 Dec- 08 Apr-09 Aug -09 Dec — 09 Apr-10 Aug- 10 Dec- 10 Spot Price of Gold GLD Market Price p. 6

GLD Standard Performance as of 12/31/2010 AS OF 1 Month QTD YTD 1 YR 3 YR 5 YR 10 YR Since Inception 11/12/2004 London PM Fix 12/31/2010 1.59% 7.54% 29.24% 29.24% 19.00% 22.32% N/A 20.81% Market Value 12/31/2010 2.44% 8.45% 29.27% 29.27% 18.98% 21.87% N/A 20.29% NAV 12/31/2010 1.90% 7.80% 27.25% 27.25% 18.53% 21.92% N/A 20.40% Source: Bloomberg and Arcavision as of 12/31/2010. Daily volume averages p. 7 are for month of December 2010.

Important Disclosures FOR INVESTMENT PROFESSIONAL USE ONLY. Not for use with the public. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above and below the ETFs net asset value. Brokerage commisions and GLD expenses will reduce returns. Investing in gold, commodities or other precious metals is a speculative activity and entails risk. Prices are affected by factors such as cyclical economic conditions, political events, trading activity of speculators and arbitrageurs in the underlying commodities and monetary policies of various countries. Gold, commodities and other precious metals are also subject to governmental action for political reasons. Markets, therefore, may be volatile and there may be sharp fluctuations in process. There can be no assurance that gold will maintain its long-term value in purchasing power in the future or that gold will continue to exhibit low correlation with other asset classes. You could loose money by investing in gold. Although shares of GLD have historically been readily tradable on securities exchanges, there can be no assurance that an active trading market will be maintained. Important Information Relating to SPDR® Gold Trust: The SPDR® Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 1-866-320-4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares.

Important Disclosures SPDR® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investor’s rights may be found in GLD’s prospectus. For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111. 866.320.4053. www.spdrgoldshares.com. Not FDIC Insured — No Bank Guarantee — May Lose Value SR-1311 Exp. Date: 4/20/2011

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.